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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------


                                    FORM 8-K


                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                          Date of Report: June 17, 1998
                        (Date of earliest event reported)



                             OPEN PLAN SYSTEMS, INC.
             (Exact Name of Registrant as Specified in its Charter)



          Virginia                       0-20743                  54-1515256
(State or Other Jurisdiction     (Commission File Number)       (IRS Employer
      of Incorporation)                                      Identification No.)

        4299 Carolina Avenue, Building C                    23222
               Richmond, Virginia                        (Zip Code)
    (Address of Principal Executive Offices)



               Registrant's telephone number, including area code:
                                 (804) 228-5600





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Item 5.      Other Events.

         The press release issued by the Registrant on June 17, 1998 and attached hereto as Exhibit 99 is incorporated herein by reference.


Item 7.      Financial Statements, Pro Forma Financial Information and Exhibits.

       (c)   Exhibits.

             99    Press release issued by the Registrant on June 17, 1998.






                                      -2-
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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         OPEN PLAN SYSTEMS, INC.
                                           (Registrant)



Date:  June 18, 1998                     By: /s/ Anthony F. Markel
                                             -----------------------------------
                                             Anthony F. Markel
                                             Chairman of the Board


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                                  Exhibit Index


Number            Document
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99         Press release issued by the Registrant on June 17, 1998.


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                                                                      Exhibit 99


                      [OPEN PLAN SYSTEMS, INC. LETTERHEAD]


FOR IMMEDIATE RELEASE                       Contact:      Anthony F. Markel
June 17, 1998                                             (804) 228-5600
                                                          John L. Hobey
                                                          (804) 228-5600


                 Open Plan Systems Announces Management Changes

         RICHMOND, VIRGINIA - Open Plan Systems, Inc. (NMS:Plan) announced today the appointments of John L. Hobey as Chief Executive Officer and William F. Crabtree as Chief Financial Officer. Mr. Crabtree replaces Gary M. Farrell, who stepped down as Chief Financial Officer in May 1998 to pursue other business interests. Paul A. Covert will remain President and Chief Operating Officer of Open Plan, a position that he has held since November 1997.

         Messrs. Hobey and Crabtree are members of Great Lakes Capital, LLC, which has entered into an 18-month management and consulting agreement with Open Plan, and has purchased 200,000 shares of Open Plan's common stock (approximately 4.3% of Open Plan's outstanding common stock) at a per share price of $2.175. As consideration for the management and consulting agreement, Open Plan has granted to Great Lakes options to purchase up to 600,000 additional shares of common stock over the next five years at prices ranging from $3.00 to $7.50 per share. Mr. Hobey and W. Sydnor Settle, a member of Great Lakes, have also been appointed to serve as directors of Open Plan.

         Mr. Hobey, 51, was most recently employed as Chief Operating Officer of The Olofsson Corporation, a Lansing, Michigan-based designer and manufacturer of a broad line of computer-controlled, custom-engineered metal cutting machine systems, which was acquired by PCC Specialty Products, Inc., a subsidiary of Precision Castparts Corporation, in 1996. Prior to the sale, Mr. Hobey had served as President and Chief Executive Officer of Olofsson since its acquisition in 1985 by an investment group that included the members of Great Lakes. From 1973 to 1985, Mr. Hobey was employed by B.F. Goodrich Co. in various capacities, including Senior Vice President/General Manager of its Polyvinyl Chloride Division, Senior Vice President - International Chemical Division, Division Comptroller, and Director - Corporate Planning Development.

         Mr. Crabtree, 58, was Chief Financial Officer of The Olofsson Corporation from its acquisition in 1985 until its sale in 1996 and served in a similar capacity under its previous owner, John Brown PLC, for the prior six years. Mr. Crabtree also spent 13 years with Rockwell International in a variety of business planning, controller and financial analysis positions.

         Anthony F. Markel, Chairman of the Board of Open Plan, stated, "In light of the recent changes in our management, we are extremely enthusiastic about the opportunity that the relationship with Great Lakes presents. The appointments of Messrs. Hobey and Crabtree provide a solid and experienced management team for the Company. We welcome Great Lakes' philosophy of placing its compensation, which is predominantly in the form of stock options, at risk in the same way that our shareholders risk their capital in support of our Company. While our challenges are significant, we have greater strength in our ability to deal with them as the result of this relationship."

         Great Lakes is a newly formed entity, the members of which are former owners, officers and directors of Olofsson. Mr. Settle was a partner of the New York-based law firm, Simpson Thacher & Bartlett, from 1969 to 1990, when he retired to become of counsel. He was formerly a Director of Suburban Propane Gas Corporation (NYSE) and the International Silver Company. He presently serves as Chairman of the Finance Committee of the Board of The Seeing Eye, Inc., and was formerly Chairman of the Board. He is also a former Chairman of the Board of Trustees of Hampden-Sydney College. Other members of Great Lakes include Thomas
H. Corson, co-founder and Chairman Emeritus and a director of Coachmen Industries, Inc. (NYSE), a leading manufacturer of recreational vehicles, and Thomas J. McGrath, who served as a partner of Simpson Thacher & Bartlett from 1970 to 1994.

         Open Plan remanufactures and markets modular office work stations through a network of Company-owned sales offices and selected dealers. Work stations consist of movable panels, work surfaces, storage units, lighting and electrical distribution combined into a single integrated unit.